State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 12/02/2013
FILED 12:07 PM 12/02/2013
SRV 131362813 - 3544347 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE REGISTERED OFFICE OR REGISTERED AGENT OF A LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware hereby certifies as follows:

1. The name of the limited liability company is Illinois Power Resources Generating, LLC
2. The Registered Office of the limited liability company in the State of Delaware is changed to 1675 South State St., Ste B, in the City of Dover, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Capitol Services, Inc.

Dated this 2nd day of December 2013.

By: [signature]
Authorized Person
Name: Kelly D. Tlachac